Exhibit 99.1

March 17, 2025

Mr. Steven E. Shelton

Chief Executive Officer

California BanCorp

12265 El Camino Real, Suite 210

San Diego, CA 92130

Dear Mr. Shelton:

You have furnished us with a copy of the “Notification of Late Filing” on Form 12b-25, dated March 17, 2025, of California BanCorp (the “Company”). We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to complete our audit on or before the date that the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is required to be filed.

Very truly yours,

/s/ RSM US LLP

RSM US LLP